Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement is made August 22, 2014

BETWEEN:

Respect Your Universe Inc. (hereinafter “the Company”), a company organized and existing under the laws of the State of Nevada, with its head office located at #550-1188 West Georgia Street, Vancouver, BC V6A 4A2

AND:

Jameel Vaghela (hereinafter “the Executive”), an individual having his address at 302-111 East 3rd Street, North Vancouver, BC V7L 0C6

WHEREAS:

A.	The Company is a Canadian apparel company founded in Vancouver, BC which creates premium athletic, sportswear, training, and competition apparel and equipment; and

B.	The Company wishes to obtain, and the Executive wishes to provide, his services to the Company on the terms and conditions contained in this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Term.

This Agreement shall commence effective September 2, 2014 and continue for an indefinite term in accordance with and subject to Section 14 herein.

2.	Position.

The Company hereby agrees to employ the Executive as its Chief Financial Officer (hereinafter “CFO”) and the Executive hereby accepts such engagement in accordance with the terms of this Agreement.

3.	Reporting.

The Executive will report to and take directions from the President of the Company (hereinafter “President”) and Board of Directors (hereinafter “BOD”) and will keep the Company informed of all matters concerning the duties as requested by the Company from time to time.

4.	Duties.

The duties of the Executive shall include the performance of all of the duties typical of the office held by the Executive and as described in Schedule “A” attached hereto.  The Executive shall perform the duties to the level of competence and skill one would reasonably expect from persons with skills and experience similar to that of the Executive and to that of a CFO. The Executive will devote his productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical, lawful and businesslike manner and in accordance with the Company’s by-laws.  The Executive’s place of work will be the Company’s offices in Vancouver, B.C., though the Executive may work out of his home from time to time as business exigencies dictate.

5.	Probation.

The first three (3) months of the Executive’s employment with the Company shall constitute a probationary period (“Probationary Period”) during which the Company may terminate the Executive’s employment without notice or pay in lieu if, in its sole discretion, it determines for any reason that the Executive is unsuitable for the position for which the Executive was hired.  The Company will have no further obligations to the Executive including, without limitation, any severance obligations.

6.	Non-Exclusive.

The Executive may during the term of this Agreement, directly or indirectly, engage in other businesses, either as a consultant, principal, officer, director, advisor, or in any other capacity, so long as:

(i)	such activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict; and

(ii)	the Executive receives written permission to engage in such activities from the President or BOD.

7.	Compensation.

The Executive will be paid compensation during this Agreement as follows:

(a)
A base salary of US $108,000 per year, less all deductions required by law, payable in bi-weekly installments (“Base Salary”). The base salary shall be adjusted at the end of each year of employment at the sole discretion of the BOD.

(b)	The Executive shall be eligible to participate in the Company’s bonus and other incentive compensation plans and programs for the Company’s senior employees.

(c)	The Company agrees to grant the Executive 300,000 options (the “Options”), which will vest as follows:

(i)	30,000 Options will vest at the end of the first year of the Term of this Agreement, provided that the Executive continues to be employed by the Company as of that date, and

(ii)
an additional 50,000 Options, for an aggregate of 80,000 Options, will vest at the end of the second year of the Term of this Agreement, provided that the Executive continues to be employed by the Company as of that date, and

(iii)
220,000 Options will vest on the date that the Company reports positive net cash from operating activities and net income, as shown on either its interim or annual financial statements as filed with the Securities and Exchange Commission.

Such Options will be subject to the terms and conditions of the Company’s Stock Options Plan and all applicable securities laws, including the policies of the TSX Venture Exchange.

8.
Vacation. The Executive will be entitled to fifteen (15) paid vacation days each calendar year. Vacation will be scheduled in advance subject to the requirements of the Company. Vacation may not be carried over to any subsequent year unless permission is received in advance by the President or BOD.

9.	Sick Leave. The Executive shall be entitled to sick leave according to the regular policies and procedures of Company.

10.
Health and Welfare Benefits. The Company agrees to include the Executive in any group health and welfare benefits which the Company makes available to its senior employees.  The Company reserves the right to change or discontinue the group benefits plans from time to time in its sole discretion.

11.
Pension and Profit Sharing Plans. The Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by the Company for the benefit of its senior employees.

12.
Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable business expenses, including travel, accommodations, and entertainment, incurred by the Executive in the performance of the Executive’s duties. The Executive will maintain records and written receipts as required by the Company’s policy and reasonably requested by the BOD to substantiate such expenses.

13.	Insurance. The Company is obliged to subscribe and pay for Directors and Officers liability insurance concerning the CFO. The Company is also required to hold accident insurance for the CFO.

14.	Termination.

(a)
This Agreement may be terminated by the Executive providing at least four weeks prior written notice to the Company. In the event of termination by the Executive pursuant to this subsection, the Company may immediately relieve the Executive of all duties and immediately terminate this Agreement, or terminate the Agreement at some time during the 4 week notice period in the Company’s sole discretion, provided that the Company shall pay the Executive at the then applicable Base Salary rate to the termination date included in the Executive’s original termination notice. In the event of termination of this Agreement pursuant to this subsection (b), the Executive shall be paid only at the then applicable Base Salary rate up to and including the date of termination, and no further benefits or compensation of any kind will be paid or owing to the Executive.

(b)
At any time after the Probationary Period, in the event that the Executive is in breach of any material obligation owed the Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, is convicted of any criminal act or engages in any act of moral turpitude, or does any act or omission which constitutes cause at common law, then the Company may summarily terminate this Agreement. In event of termination of this Agreement pursuant to this subsection (c), the Executive shall be paid only at the then applicable Base Salary rate up to and including the date of termination, and no further benefits or compensation of any kind will be paid or owing to the Executive.

(c)
At any time after the Probationary Period, the Company may terminate this Agreement and the Executive’s employment at any time during the term of this Agreement by providing the Executive with his entitlements pursuant to the Employment Standards Act of British Columbia. The Executive will not be entitled to any further notice or pay in lieu or damages of any kind arising out of his employment or the termination thereof and the Executive agrees that the terms of this section satisfy all entitlements and rights that the Executive may have under contract, law or equity.

(d)
Upon any termination of this Agreement for any reason whatsoever, the Executive shall immediately return to the Company any and all Confidential Information (as discussed in section 14 herein), books, documents, effects, money, securities or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of the Executive.

15.	Confidentiality.

(a)
Confidential Information.  The Executive acknowledges that, by reason of this contract for Services, the Executive will have access to Confidential Information, as hereinafter defined, of the Company, that the Company has spent time, effort and money to develop and acquire.

The term “Confidential Information” as used in this Agreement means information, whether or not originated by the Executive, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers.  Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)	information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available,

(ii)
work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith,

(iii)
any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character,

(iv)
internal Company personnel and financial information, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business,

(v)
marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed, and

(vi)
all information that becomes known to the Executive as a result of this Agreement or the services performed hereunder that the Executive, acting reasonably, believes is confidential information or that the Company takes measures to protect;

Confidential Information does not include any of the following:

(vii)
the general skills and experience gained by the Executive during the term of this Agreement that the Executive could reasonably have been expected to acquire in similar retainers or engagements with other companies,

(viii)	information publicly known without breach of this Agreement or similar agreements, or

(ix)
information, the disclosure of which by the Executive is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

(b)
Protection of Confidential Information.  The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company.  The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Services.  The Executive agrees that, both during and after the termination of this Agreement, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of the Board.

(c)
Exceptions to Obligations of Confidentiality.  The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

(d)
Third Party Confidential Information.  The Executive understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential.  The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

(e)
Executive’s Warranty.  The Executive represents and warrants that the Executive has not used and will not use, while performing the Services, any materials or documents of another company which the Executive is under a duty not to disclose.  The Executive understands that, while performing the Services, the Executive shall not breach any obligation or confidence or duty the Executive may have to a former client or employer.  The Executive represents and warrants that it will not, to the best of its knowledge and belief, use or cause to be incorporated in any of the Executive’s work product, any data software, information, designs, techniques or know-how which the Executive or the Company does not have the right to use.

(f)
Non-Competition.  The Executive agrees that, during the period of the Executive’s employment with the Company, and for the one (1) year period after the date the Executive’s employment with the Company ends for any reason, including but not limited to voluntary termination by the Executive or involuntary termination by the Company, the Executive will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere within British Columbia (the “Restricted Area”), nor will the Employee assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere within the Restricted Area.

(g)
Conflicting Services.  For the purposes of this Agreement, “Conflicting Services” means any product, service or process, or the research or development thereof, of the Company with which the Executive directly worked during the Executive’s employment or about which the Executive acquired Confidential Information during the Executive’s employment with the Company, specifically men’s and women’s active lifestyle apparel.

16.	Developments

The terms “Developments” as used in this agreement means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(a)	result or derive from the Executive employment or from the Executive knowledge or use of Confidential Information,

(b)	are conceived or made by the Executive (individually or in collaboration with others) during the term of the Executive’s employment,

(c)	result from or derive from the use or application of the resources of the Company or its affiliates, or

(d)	relate to the business operations of the Executive or to actual or demonstrably anticipated research and development by the Company or its affiliates.

All Developments shall be the exclusive property of the Company and the Company shall have sole discretion to deal with Developments.  The Executive agrees that no intellectual property rights in the Developments are or shall be retained by him.  For greater certainty, all work done during the term of this engagement by the Executive for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright shall vest in the Company or the relevant affiliate, as the case may be.  In consideration of the benefits to be received by the Executive under the terms of this Agreement, the Executive hereby irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith in Canada, the United States and worldwide to the Company and the Executive shall hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company, save and except for any moral rights which the Executive shall waive.

The Executive shall do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing.  If the Executive’s cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Executive’s employment, the Executive shall provide that cooperation so long as the Company pays to the Executive reasonable compensation for the Executive’s time at a rate to be agreed between the Executive and the Company.

(h)
Equitable Relief. The Executive acknowledges that the restrictions contained in Sections 15 and 16 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections could result in irreparable injury to the Company.  The Executive agrees that, in the event it violates any of the restrictions referred to in in Sections 15 and 16, the Company shall be entitled to such injunctive relief or other remedies at law or in equity which the Court deems fit.

17.	General.

(a)	Notices

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party personally and in either case may be sent by priority post to the addresses of the parties noted on page one of this Agreement, or by fax, email or other electronic transmission.

(b)	Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

(c)	Governing Law.

This Agreement and the rights and obligations of the parties hereto shall be governed by and interpreted in accordance with the Laws of the Province of British Columbia applicable therein and the parties hereby attorn to the jurisdiction of the BC Courts.

(d)	No Assignment.

Neither this Agreement nor any or interest in this Agreement may be assigned by the Executive without the prior express written approval of the Company, which may be withheld by the Company at the Company’s absolute discretion.

(e)	Severability.

If a court of competent jurisdiction adjudges, declares or decrees any portion of this Agreement void or unenforceable, such portion shall, automatically and without further act on the part of the parties hereto, be reduced in scope, territory or duration of time to such an extent that the court would hold the same to be enforceable in the circumstances before the court, or, if the court is unwilling to do so, shall be deemed void and severed here from.

(f)	Counterparts.

This Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

(g)	Amendments.

This Agreement cannot be amended or otherwise modified without the unanimous prior written consent of the parties hereto.

(h)	Indemnification.

The parties hereby agree to indemnify and hold harmless each other against any and all liability, claims, suits, losses, costs and legal fees caused by, arising out of, or resulting from any negligent act or omission in the performance and/or failure to perform within the Agreement including the negligent acts or omission of any third parties or any direct or indirect employees of the third parties.

(i)	Compliance of the law.

Each party of this Agreement will comply in all material respects with all applicable laws, regulations, orders, and other requirements, now or thereafter in effect, of governmental authorities having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Marcello Leone
Company Signature

/s/ Jameel Vaghela
Executive Signature

SCHEDULE “A”

The Executive is authorized and directed, but not limited, to the following principal duties:

1.
Financial reporting, including preparation of financial statements, reports and disclosure documents, coordination with any outside accountant or auditor in the preparation of any regulatory disclosure documents, and certifying required Securities and Exchange Commission regulatory filings;

2.
Economic strategy and forecasting, including studying, analyzing and reporting on trends and opportunities for expansion and projection of future company growth and acquisitions or research which may involve handling press and public relations;

3.	Preparation and analyzing or preparing budgets for expansions, future projects, supervising investments and raising funds;

4.	Overseeing accounting which includes review and payment of expense reports and all other expenses and monitoring income of the Company and its subsidiaries;

5.
Such other duties as are usual and typical for an employee of a company in similar positions and for the faithful discharge of such different or additional duties as may be reasonably established by management or the Board of Directors; and

6.	Review all communication the Company has with outside parties that may affect any and all existing and future investments and funding to the Company.